Exhibit 99.1

The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                         , 201

[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE COMMON STOCK OFFERINGS](1)

[PRELIMINARY] PROSPECTUS SUPPLEMENT

(To Prospectus dated                         , 201    )

        Shares

Common Stock

$

We are offering for sale                          shares of our common stock.

Prospect Capital Corporation is a financial services company that lends to and invests in middle market, privately-held companies. We are organized as an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Prospect Capital Management LLC manages our investments and Prospect Administration LLC provides the administrative services necessary for us to operate.

We are offering                         . See “Plan of Distribution” beginning on page S-              of this prospectus supplement for more information regarding this offering. These shares of may be offered at a discount from our most recently determined net asset value per share pursuant to authority granted by our stockholders at the 201  annual meeting, held on                ,201 . Sales of common stock at prices below net asset value per share dilute the interests of existing stockholders, have the effect of reducing our net asset value per share and may reduce our market price per share. See “Risk Factors” beginning on page S-              of this prospectus supplement and on page    of the accompanying prospectus.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “PSEC.” The last reported closing sales price for our common stock on                         , 201              was $             per share and our most recently determined net asset value per share was $             as of                         , 201     ($             on an as adjusted basis solely to give effect to our distribution with a record date of                         , 201    , our issuance of common stock on                         , 201     in connection with our dividend reinvestment plan, and our sale of                          shares of common stock during the period from                         , 201     through                         , 201              (with settlement dates of                         , 201     through                         , 201    ).

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the “SEC.” This information is available free of charge by contacting us at 10 East 40th Street, 44th Floor, New York, NY 10016 or by telephone at (212) 448-0702. The SEC maintains a website at www.sec.gov where such information is available without charge upon written or oral request. Our internet website address is www.prospectstreet.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-     of this prospectus supplement and on page      of the accompanying prospectus.

The SEC has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Sales Load (underwriting discounts and commissions)	$	$
Proceeds to Prospect Capital Corporation, before expenses(1)	$	$

(1)                                 Before deducting estimated offering expenses payable by us of approximately $            .

The underwriters expect to deliver the shares to purchasers on or about                         , 201 .

[The underwriters have the option to purchase up to an additional                          shares of common stock at the public offering price, less the sales load (underwriting discounts and commissions), within                          days from the date of this prospectus supplement [solely to cover over-allotments]. If the [over-allotment] option is exercised in full, the total public offering price will be $            , and the total sales load (underwriting discounts and commissions) will be $            . The proceeds to us would be $            , before deducting estimated offering expenses payable by us of approximately $            .]

Prospectus Supplement dated                         , 201

(1)                                 In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

FORWARD-LOOKING STATEMENTS

Our annual report on Form 10-K for the year ended June 30, 201             , any of our quarterly reports on Form 10-Q or current reports on Form 8-K, or any other oral or written statements made in press releases or otherwise by or on behalf of Prospect Capital Corporation, including this prospectus supplement and the accompanying prospectus, may contain forward- looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the “1934 Act,” which involve substantial risks and uncertainties. Forward-looking statements predict or describe our future operations, business plans, business and investment strategies and portfolio management and the performance of our investments and our investment management business. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “project,” “projected,” “projections,” “plans,” “seeks,” “anticipates,” “anticipated,” “should,” “could,” “may,” “will,” “designed to,” “foreseeable future,” “believe,” “believes” and “scheduled” and variations of these words and similar expressions are intended to identify forward-looking statements. Our actual results or outcomes may differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•                  our future operating results,

•                  our business prospects and the prospects of our portfolio companies,

•                  the impact of investments that we expect to make,

•                  our contractual arrangements and relationships with third parties,

•                  the dependence of our future success on the general economy and its impact on the industries in which we invest,

•                  the ability of our portfolio companies to achieve their objectives,

•                  difficulty in obtaining financing or raising capital, especially in the current credit and equity environment,

•                  the level and volatility of prevailing interest rates and credit spreads, magnified by the current turmoil in the credit markets,

•                  adverse developments in the availability of desirable loan and investment opportunities whether they are due to competition, regulation or otherwise,

•                  a compression of the yield on our investments and the cost of our liabilities, as well as the level of leverage available to us,

•                  our regulatory structure and tax treatment, including our ability to operate as a business development company and a regulated investment company,

•                  the adequacy of our cash resources and working capital,

•                  the timing of cash flows, if any, from the operations of our portfolio companies,

•                  the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments,

S-i

•                  authoritative generally accepted accounting principles or policy changes from such standard setting bodies as the Financial Accounting Standards Board, the Securities and Exchange Commission, Internal Revenue Service, the NASDAQ Global Select Market, and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business, and

•                  the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus and in our filings with the SEC.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement and the accompanying prospectus, respectively, should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus, respectively. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement or the accompanying prospectus, as applicable. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the 1933 Act.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the Underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

S-ii

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Summary	S-1
Selected Condensed Financial Data	S-5
Use Of Proceeds	S-6
Distributions and Price Range of Common Stock	S-7
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	S-10
Capitalization	S-11
Plan of Distribution	S-12
Legal Matters	S-13
Independent Registered Public Accounting Firm	S-13
Available Information	S-13
Financial Statements	S-13

PROSPECTUS

[Insert table of contents from base prospectus.]

S-iii

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the common stock offered hereby, you should read this prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the shares of common stock we are offering. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Available Information.”

The terms “we,” “us,” “our” and “Company,” refer to Prospect Capital Corporation; “Prospect Capital Management,” “Investment Advisor” and “PCM” refer to Prospect Capital Management LLC; and “Prospect Administration” and the “Administrator” refer to Prospect Administration LLC.

The Company

Prospect Capital Corporation is a financial services company that primarily lends to and invests in middle market privately-held companies.  In this prospectus supplement and the accompanying prospectus, we use the term “middle-market” to refer to companies with annual revenues between $50 million and $2 billion.   We are a closed-end investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, or the 1940 Act. We invest primarily in senior and subordinated debt and equity of companies in need of capital for acquisitions, divestitures, growth, development and recapitalization. We work with the management teams or financial sponsors to seek investments with historical cash flows, asset collateral or contracted pro-forma cash flows.

We currently have seven origination strategies in which we make investments: (1) lending in private equity sponsored transactions, (2) lending directly to companies not owned by private equity firms, (3) control investments in corporate operating companies, (4) control investments in financial companies, (5) investments in structured credit, (6) real estate investments, and (7) investments in syndicated debt. We continue to evaluate other origination strategies in the ordinary course of business with no specific tops-down allocation to any single origination strategy.

Lending in Private Equity Sponsored Transactions—We make loans to companies which are controlled by leading private equity firms. This debt can take the form of first lien, second lien, unitranche or mezzanine loans. In making these investments, we look for a diversified customer base, recurring demand for the product or service, barriers to entry, strong historical cash flow and experienced management teams. These loans typically have significant equity subordinate to our loan position. This strategy has represented approximately 50%-60% of our business.

Lending Directly to Companies—We provide debt financing to companies owned by non-private equity firms, the company founder, a management team or a family. Here, in addition to the strengths we look for in a sponsored transaction, we also look for the alignment with the management team with significant invested capital. This strategy often has less competition than the private equity sponsor strategy because such company financing needs are not easily addressed by banks and often require more diligence preparation. Direct lending can result in higher returns and lower leverage than sponsor transactions and may include warrants or equity to us. This strategy generally has comprised approximately 10%-15% of our business.

Control Investments in Corporate Operating Companies—This strategy involves acquiring controlling stakes in non-financial operating companies. Our investments in these companies are generally structured as a combination of yield-producing debt and equity. We provide certainty of closure to our counterparties, give the seller personal liquidity and generally look for management to continue on in their current roles. This strategy has comprised approximately 10%-15% of our business.

Control Investments in Financial Companies—This strategy involves acquiring controlling stakes in financial companies, including consumer direct lending, subprime auto lending and other strategies. Our investments in these companies are generally structured as a combination of yield-producing debt and equity. These investments are often structured in a tax-efficient RIC-compliant partnership, enhancing returns. This strategy has comprised approximately 10%-15% of our business.

Investments in Structured Credit—We make investments in CLOs, generally taking a significant position in the subordinated interests (equity) of the CLOs. The CLOs include a diversified portfolio of broadly syndicated loans and do not have direct exposure to real estate, mortgages, sub-prime debt, or consumer based debt. The CLOs in which we invest are managed by top-tier collateral managers that have been thoroughly diligenced prior to investment. This strategy has represented 10%-20% of the portfolio.

Real Estate Investments—We make investments in real estate through our wholly-owned tax-efficient REIT, APHC. Our real estate investments are in various classes of fully developed and occupied real estate properties that generate current yields. We seek to identify properties that have historically high occupancy and steady cash flow generation. We partner with established property managers with experience in managing the property type to manage such properties after acquisition. This is a more recent investment strategy that has represented less than 5% of our business.

Investments in Syndicated Debt—On an opportunistic basis, we make investments in loans and high yield bonds that have been sold to a syndicate of buyers. Here we look for investments with attractive risk-adjusted returns after we have completed a fundamental credit analysis. These investments are purchased with a long term, buy-and-hold outlook and we look to provide significant structuring input by providing anchoring orders. This strategy has represented approximately 5%-10% of the portfolio.

We invest primarily in first and second lien senior loans and mezzanine debt. First and second lien senior loans generally are senior debt instruments that rank ahead of subordinated debt of a given portfolio company. These loans also have the benefit of security interests on the assets of the portfolio company, which may rank ahead of or be junior to other security interests. Mezzanine debt and our investments in CLOs are subordinated to senior loans and are generally unsecured. Our investments have generally ranged between $5 million and $250 million each, although the investment size may be more or less than this range. Our investment sizes are expected to grow as our capital base expands.

We also acquire controlling interests in companies in conjunction with making secured debt investments in such companies. These may be in several industries, including industrial, service, real estate and financial businesses.

We are currently pursuing multiple investment opportunities, including purchases of portfolios from private and public companies, as well as originations and secondary purchases of particular securities. There can be no assurance that we will successfully consummate any investment opportunity we are currently pursuing. Motivated sellers, including commercial finance companies, hedge funds, other business development companies, total return swap counterparties, banks, collateralized loan obligation funds, and other entities, are suffering from excess leverage, and we believe we are well positioned to capitalize as potential buyers of such assets at attractive prices. If any of these opportunities are consummated, there can be no assurance that investors will share our view of valuation or that any assets acquired will not be subject to future write downs, each of which could have an adverse effect on our stock price.

As of               , 201  , we held investments in           portfolio companies. The aggregate fair value as of             , 201   of investments in these portfolio companies held on that date is approximately $             billion. Our portfolio across all our interest-bearing investments had an annualized current yield of          % as of                     , 201  .

Recent Developments

[Insert description of recent developments at time of offering.]

Fees And Expenses

The following tables are intended to assist you in understanding the costs and expenses that an investor in this offering will bear directly or indirectly. In these tables, we assume that we have borrowed $            billion under our credit facility, which is the maximum amount currently available under the credit facility. Except where the context suggests otherwise, whenever this prospectus supplement and the accompanying prospectus contains a reference to fees or expenses paid by “you,” “us” or “Prospect Capital,” or that “we” will pay fees or expenses, the Company will pay such fees and expenses out of our net assets and, consequently, you will indirectly bear such fees or expenses as an investor in the Company. However, you will not be required to deliver any money or otherwise bear personal liability or responsibility for such fees or expenses.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)(1)				%
Offering expenses borne by us (as a percentage of offering price)(2)				%
Dividend reinvestment plan expenses(3)			None
Total stockholder transaction expenses (as a percentage of offering price)				%
Annual expenses (as a percentage of consolidated net assets attributable to common stock)(4):
Management Fees(5)				%
Incentive fees payable under Investment Advisory Agreement (20% of realized capital gains and 20% of pre-incentive fee net investment income)(6)				%
Total interest expense(7)				%
Acquired Fund Fees and Expenses(8)				%
Other expenses(9)				%
Total annual expenses(6)(9)				%

Example

The following table demonstrates the projected dollar amount of cumulative expenses we would pay out of net assets and that you would indirectly bear over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses would remain at the levels set forth in the table above and that we pay the transaction costs shown in the table above.

1 year	3 years	5 years	10 years

You would pay the following expenses on a $1,000 common stock investment, assuming a 5% annual return $ $ $ $

While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The income incentive fee under our Investment Advisory Agreement with Prospect Capital Management would be zero at the 5% annual return assumption required by the SEC for this table, since no incentive fee is paid until the annual return exceeds 7%. This illustration assumes that we will not realize any capital gains computed net of all realized capital losses and unrealized capital depreciation in any of the indicated time periods. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors after such expenses, would be higher. In addition, while the example assumes reinvestment of all dividends and distributions at NAV per share, participants in our dividend reinvestment plan will receive a number of shares of our common stock determined by dividing the total dollar amount of the dividend payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Dividend Reinvestment Plan” in the accompanying prospectus for additional information regarding our dividend reinvestment plan.

This example and the expenses in the table above should not be considered a representation of our future expenses. Actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

(1)                                 Represents the estimated commission with respect to the shares of common stock being sold in this offering, which we will pay to the Underwriters in connection with sales of common stock effected by the Underwriters in this offering. There is no guarantee that there will be any sales of our common stock pursuant to this prospectus supplement and the accompanying prospectus.

(2)                                 The offering expenses of this offering are estimated to be approximately $           .

(3)                                 The expenses of the dividend reinvestment plan are included in “other expenses.”

(4)                                 Net assets attributable to our common stock equal net assets (i.e., total assets less liabilities other than liabilities for money borrowed for investment purposes) at                         , 201    . See “Capitalization” in this prospectus supplement.

(5)                                 Our base management fee is 2% of our gross assets (which include any amount borrowed, i.e., total assets without deduction for any liabilities, including any borrowed amounts for non-investment purposes, for which purpose we have not and have no intention of borrowing). Although no plans are in place to borrow the full amount under our line of credit, assuming that we borrowed $              billion, the 2% management fee of gross assets equals approximately               % of net assets. Based on our borrowings as of                  , 201  of $                billion, the 2% management fee of gross assets equals approximately               % of net assets. See “Business—Management Services—Investment Advisory Agreement” in the accompanying prospectus and footnote 6 below.

(6)                                 Based on the incentive fee paid during our most recently completed fiscal quarter ended                                     , 201    , all of which consisted of an income incentive fee. The capital gain incentive fee is paid without regard to pre incentive-fee income. For a more detailed discussion of the calculation of the two-part incentive fee, see “Management Services—Investment Advisory Agreement” in the accompanying prospectus.

(7)                                 On December 21, 2010, the Company issued $150 million in aggregate principal amount of 6.25% Convertible Senior Notes due 2015, which we refer to as the 2015 Notes. See “Business—General” and “Risk Factors—Risks Related to our Business” in the accompanying prospectus for more detail on the 2015 Notes. On February 18, 2011, the Company issued $172.5 million in aggregate principal amount of 5.5% Convertible Senior Notes due 2016, which we refer to as the 2016 Notes. Between January 30, 2012 and February 2, 2012, we repurchased $5.0 million of our 2016 Notes at a price of 97.5% of par, including commissions. The transactions resulted in us recognizing $10,000 of loss in the quarter ended March 31, 2012. See “Business—General” and “Risk Factors—Risks Related to our Business” in the accompanying prospectus for more detail on the 2016 Notes. On April 16, 2012, the Company issued $130 million in aggregate principal amount of 5.375% Convertible Senior Notes due 2017, which we refer to as the 2017 Notes. On August 14, 2012, the Company issued $200 million aggregate principal amount of 5.75% Convertible Senior Notes due 2018, which we refer to as the 2018 Notes. On December 21, 2012, the Company issued $200.0 million aggregate principal amount of 5.875% Convertible Senior Notes due 2019, which we refer to as the 2019 Notes. The 2015 Notes, 2016 Notes, 2017 Notes, 2018 Notes and 2019 Notes are referred to collectively as the Senior Convertible Notes. On May 1, 2012 the Company issued $100.0 million in aggregate principal amount of 6.95% Senior Notes due 2022, which we refer to as the 2022 Notes. On March 15, 2013 the Company issued $250.0 million in aggregate principal amount of 5.875% Senior Notes due 2023, which we refer to as the 2023 Notes. As of               , 201  , the Company has issued $      million in aggregate principal amount of our Prospect Capital InterNotes®. The Senior Convertible Notes, the 2022 Notes, the 2023 Notes and the Prospect Capital InterNotes® are referred to collectively as the Notes.

(8)                                 The Company’s stockholders indirectly bear the expenses of underlying investment companies in which the Company invests. This amount includes the fees and expenses of investment companies in which the Company is invested in as of               , 201    . When applicable, fees and expenses are based on historic fees and expenses for the investment companies and for those investment companies with little or no operating history, fees and expenses are based on expected fees and expenses stated in the investment companies’ prospectus or other similar communication without giving effect to any performance . Future fees and expenses for certain investment companies may be substantially higher or lower because certain fees and expenses are based on the performance of the investment companies, which may fluctuate over time. The amount of the Company’s net assets used in calculating this percentage was based on net assets of approximately $            billion as of                                     , 201    .

(9)                                 “Other expenses” are based on estimated amounts for the current fiscal year. The amount shown above represents annualized expenses during our three months ended                         , 201     representing all of our estimated recurring operating expenses (except fees and expenses reported in other items of this table) that are deducted from our operating income and reflected as expenses in our Statement of Operations. The estimate of our overhead expenses, including payments under an administration agreement with Prospect Administration, or the Administration Agreement, based on our projected allocable portion of overhead and other expenses incurred by Prospect Administration in performing its obligations under the Administration Agreement. “Other expenses” does not include non-recurring expenses. See “Business—Management Services—Administration Agreement” in the accompanying prospectus.

SELECTED CONDENSED FINANCIAL DATA

You should read the condensed financial information below with the Financial Statements and Notes thereto included in this prospectus supplement and the accompanying prospectus. Financial information below for the years ended June 30, 201    , 201    , 201    , 201     and 20       has been derived from the financial statements that were audited by our independent registered public accounting firm. Certain reclassifications have been made to the prior period financial information to conform to the current period presentation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” starting on page S-              for more information.

[Insert Selected Condensed Financial Data of Prospect Capital Corporation reflecting most recently filed financials prior to the offering.]

USE OF PROCEEDS

Assuming the sale of all                                      shares of common stock offered under this prospectus supplement and the accompanying prospectus, at the last reported sale price of $             per share for our common stock on the NASDAQ Global Select Market as of                                     , 201    , we estimate that the net proceeds of this offering will be approximately $             million after deducting the estimated Underwriter commissions and our estimated offering expenses (or approximately $             million if the underwriters fully exercise their option).

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

DISTRIBUTIONS AND PRICE RANGE OF COMMON STOCK

We have paid and intend to continue to distribute monthly distributions to our stockholders out of assets legally available for distribution. Our distributions, if any, will be determined by our Board of Directors. Certain amounts of the monthly distributions may from time to time be paid out of our capital rather than from earnings for the period as a result of our deliberate planning or by accounting reclassifications.

In order to maintain RIC tax treatment, we must distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In order to avoid certain excise taxes imposed on RICs, we are required to distribute with respect to each calendar year by January 31 of the following year an amount at least equal to the sum of

•                  98% of our ordinary income for the calendar year,

•                  98.2% of our capital gains in excess of capital losses for the one-year period ending on October 31 of the calendar year, and

•      any ordinary income and net capital gains for preceding years that were not distributed during such years.

In December 2012, our Board of Directors elected to retain excess profits generated in the calendar year ended December 31, 2012 and pay a 4% excise tax on such retained earnings. We paid $4.5 million for the excise tax with the filing of our tax return in March 2013.

In addition, although we currently intend to distribute realized net capital gains (which we define as net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, we may decide in the future to retain such capital gains for investment. In such event, the consequences of our retention of net capital gains are as described under “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus. We can offer no assurance that we will achieve results that will permit the payment of any cash distributions and, if we issue senior securities, we will be prohibited from making distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings.

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, then stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends. Stockholders who receive distributions in the form of stock are subject to the same U.S. Federal, state and local tax consequences as are stockholders who elect to receive their distributions in cash. See “Dividend Reinvestment Plan” in the accompanying prospectus. The tax consequences of distributions to stockholders are described in the accompanying prospectus under the label “Material U.S. Federal Income Tax Considerations.” To the extent prudent and practicable, we intend to declare and pay dividends on a monthly basis.

With respect to the distributions paid to stockholders, income from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies were treated as taxable income and accordingly, distributed to stockholders. For the fiscal year ended June 30, 201    , we recorded total distributions of approximately $             million. For the fiscal year ended June 30, 201    , we recorded total distributions of approximately $             million. For the fiscal year ended June 30, 201    , we recorded total distributions of approximately $             million.

Tax characteristics of all distributions will be reported to stockholders, as appropriate, on Form 1099-DIV after the end of the year. Our ability to pay distributions could be affected by future business performance, liquidity, capital needs, alternative investment opportunities and loan covenants.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “PSEC.” The following table sets forth, for the periods indicated, our NAV per share of common stock and the high and low closing prices per share of our common stock as reported on the NASDAQ Global Select Market. Our common stock historically trades at prices both above and below its NAV per share. There can be no assurance, however, that such premium or discount, as applicable, to NAV per share will be maintained. Common stock of business development companies, like that of closed-end investment companies, frequently trades at a discount to current NAV per share. In the past, our common stock has traded at a discount to our NAV per share. The risk that our common stock may continue to trade at a discount to our NAV per share is separate and distinct from the risk that our NAV per share may decline.

Stock Price
	NAV(1)	High(2)	Low(3)	Premium (Discount) of High to NAV		Premium (Discount) of Low to NAV		Dividend Declared
Twelve Months Ending June 30, 201
First Quarter	$	$	$		%		%	$
Second Quarter					%		%
Third Quarter					%		%
Fourth Quarter					%		%
Twelve Months Ending June 30, 201
First Quarter	$	$	$		%		%	$
Second Quarter					%		%
Third Quarter					%		%
Fourth Quarter					%		%
Twelve Months Ending June 30, 201
First Quarter	$	$	$		%		%	$
Second Quarter					%		%
Third Quarter					%		%
Fourth Quarter					%		%
Twelve Months Ending June 30, 201
First Quarter	$	$	$		%		%	$
Second Quarter					%		%
Third Quarter					%		%
Fourth Quarter					%		%

Stock Price
	NAV(1)		High(2)	Low(3)	Premium (Discount) of High to NAV		Premium (Discount) of Low to NAV		Dividend Declared
Twelve Months Ending June 30, 201
[First Quarter]		$(3)(4)	$	$		%(4)		%(4)		$(5)
[Second Quarter]						%		%
[Third Quarter]						%		%
[Fourth Quarter]						%		%

(1)                                 Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high or low sales price. The NAVs shown are based on outstanding shares of our common stock at the end of each period.

(2)                                 The High/Low Stock Price is calculated as of the closing price on a given day in the applicable quarter.

(3)                                 Our most recently determined NAV per share was $             as of                         , 201              ($             on an as adjusted basis solely to give effect to                          ). NAV per share as of                         , 201     may be higher or lower than $             based on potential changes in valuations as of                         , 201    .

(4)                                 NAV has not yet been finally determined for any day after                         , 201    .

(5)                                 In June 2010, we changed our distribution policy from a quarterly payment to a monthly payment.

On                         , 201    , we announced the declaration of monthly dividends in the following amounts and with the following dates:

•                  $0.                     per share for                          201     to holders of record on                         , 201     with a payment date of                     , 201    ; and

•                  $0.                         per share for                          201     to holders of record on                         , 201     with a payment date of                         , 201    .

On                         , 201    , the last reported sales price of our common stock was $             per share.

As of                         , 201    , we had approximately                    stockholders of record.

The below table sets forth each class of our outstanding securities as of                         , 201    .

Title of Class	Amount Authorized	Amount Held by Registrant or for its Account	Amount Outstanding
Common Stock	500,000,000	0

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(All figures in this section are in thousands except share, per share and other data)

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. Historical results set forth are not necessarily indicative of our future financial position and results of operations.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

CAPITALIZATION

The following table sets forth our capitalization as of                         , 201    :

•                  on an actual basis;

•                  on an as adjusted basis giving effect to the issuance of shares in connection with our dividend reinvestment plan since                , 201  , the issuance of shares of common stock during the period from                    , 201  to                , 201  , the issuance of $              million aggregate principal amount of Prospect Capital InterNotes® since                  , 201   and repayments under our credit facility; and

•                  on an as further adjusted basis giving effect to the transactions noted above and the assumed sale of              shares of our common stock at a price of $             per share (the last reported sale price per share of our common stock on the NASDAQ Global Select Market on                         , 201    ) less commissions and expenses.

This table should be read in conjunction with “Use of Proceeds” and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in this prospectus supplement and the accompanying prospectus.

As of , 201
	Actual	As Adjusted for Stock Issuances and Borrowings After , 201	As further Adjusted for this Offering
(In thousands, except shares and per share data) (Unaudited)
Long-term debt, including current maturities:
Borrowings under senior credit facility(1)	$	$	$
Senior Convertible Notes
Senior Unsecured Notes
Prospect Capital InterNotes®
Amount owed to affiliates
Total long-term debt
Stockholders’ equity:
Common stock, par value $0.001 per share (500,000,000 common shares authorized; shares outstanding actual, shares outstanding as adjusted and shares outstanding as further adjusted)
Paid-in capital in excess of par value
Net investment income in excess of distributions
Accumulated realized losses on investments
Net unrealized appreciation on investments
Total stockholders’ equity
Total capitalization	$	$	$

(1)                                 As of                         , 201    , we had $             million of borrowings outstanding under our credit facility.

PLAN OF DISTRIBUTION

We are selling the shares of our common stock under this prospectus supplement                         . Subject to the terms of             , we have agreed to sell shares of our common stock at a price of $             per share in cash.

We expect to have our transfer agent deliver the shares of our common stock after we receive the payment of the total purchase price therefor in immediately available funds.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “PSEC.”

We will bear all of the expenses that we incur in connection with the offering of our shares of common stock under this prospectus supplement. We estimate the total expenses payable by us in connection with the offering will be approximately $            .

LEGAL MATTERS

Certain legal matters regarding the common stock offered hereby have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Venable LLP as special Maryland counsel.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

is the independent registered public accounting firm for the Company.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the 1933 Act, with respect to our common stock offered by this prospectus supplement. The registration statement contains additional information about us and the common stock being registered by this prospectus supplement. We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the 1934 Act. This information and the information specifically regarding how we voted proxies relating to portfolio securities for the period ended June 30, 201    , are available free of charge by contacting us at 10 East 40th Street, 44th floor, New York, NY 10016 or by telephone at toll-free (888) 748-0702. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet site at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

          Shares

Common Stock

PROSPECTUS SUPPLEMENT

[Underwriters]

                     , 201